UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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AMERICAN EAGLE OUTFITTERS, INC.

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AMERICAN EAGLE OUTFITTERS, INC.

SUPPLEMENT TO PROXY STATEMENT FOR

THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 3, 2021

May 27, 2021

Dear Fellow Stockholders,

At the 2021 Annual Meeting of Stockholders of American Eagle Outfitters, Inc. (“we,” “us,” “AEO,” and the “Company”) to be held virtually on June 3, 2021 at 11:00 a.m. Eastern time, our stockholders are being asked to vote to re-elect our Class II directors to serve until the 2024 Annual Meeting of Stockholders (Proposal 1 in our definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 21, 2021 (the “Proxy Statement”)), ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2021 (Proposal 2 in the Proxy Statement), and approve, on an advisory basis, the compensation of the Company’s named executive officers (“NEOs”) as disclosed in the Proxy Statement (Proposal 3 in the Proxy Statement). We are providing this supplement to the Proxy Statement (the “Supplement”) as additional information and context to help our stockholders evaluate Proposal 3 in the Proxy Statement. In deciding how to vote on Proposal 3, we encourage you to carefully read the relevant portions of our Proxy Statement and consider the supplemental information below.

Our Board has recommended that stockholders vote for Proposal 3. We are proud of our “Real Power. Real Growth.” value creation plan and the successes we have seen from our strategic initiatives. As disclosed in the Proxy Statement, we ended fiscal 2020 having accomplished both the non-financial and financial goals set by our Board to strengthen our business, which drove strong performance and results despite the significant headwinds we faced as a result of the impact of the COVID-19 pandemic on the retail industry, our business, and results of operations. This performance included the following:

•	The successful pivot to a focus on digital sales and e-commerce, with digital-based revenues having grown 36% over fiscal 2019 to $1.7 billion;

•	Aerie’s achievement of $1 billion in revenue, a record for the brand; and

•

Total stockholder return (“TSR”) that significantly exceeded our peers’ TSR. Our fiscal 2020 TSR was approximately 59%, significantly above our peer group median TSR of 15%. Our three-year TSR of 36% and five-year TSR of 70% were each significantly above the peer group median TSR of negative 8% and zero, respectively.

On May 26, 2021, we released earnings for the first quarter of fiscal 2021. These earnings results show that actions taken during fiscal 2020 provided much-needed momentum that culminated in results beyond our expectations for the first quarter of fiscal 2021. These results include the following (all comparisons are to the first quarter of fiscal 2019, which we believe is a more appropriate comparison given the significant impact COVID-19 had on fiscal 2020 financial results):

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Business accelerated across brands, delivering first quarter revenue of $1.03 billion – an all-time high – and record operating income of $133 million, rising 177% from operating income of $48 million during the first quarter of fiscal 2019;

•	Strong, full-priced sales fueled gross margin expansion of 550 basis points, to 42.2%;

•	Aerie revenue rose 89% to $297 million, with operating income up over 700%; and

•	Digital-based sales continued their momentum, with digital revenue up 57%.

As of May 26, 2021, our stock price performance was up nearly 270% from a year ago, fueled by a significant and consistent recovery in our business, which we believe is a direct result of our leadership’s efforts during fiscal 2020 and into fiscal 2021.1

Our management team, including the NEOs, overcame incredible hurdles during fiscal 2020 and drove the success that our business saw at year end, notwithstanding a global pandemic and one of the most difficult periods in our Company’s history. Based on our compensation philosophy of pay-for-performance, the Compensation Committee set motivational but aggressive goals for the executive team, including the NEOs, to drive performance for 2020. Those goals were ultimately achieved with a phenomenal amount of passion, dedication, and innovation. Due to the decisive actions taken by our Board and executive team, we were able to deliver industry-leading results, record online revenue growth, double-digit growth in Aerie, and a strong focus on inventory optimization and execution in American Eagle that led to margin growth and a strong year-end cash position. Our qualitative goals, directed towards associate health and safety and planning for a new future, also allowed us to achieve significant ESG initiatives during a period of social unrest, including inclusion and diversity wins, charitable giving to our communities in need, new employee well-being programs, and momentum on sustainability goals. We believe that our associate engagement has never been higher.

As you determine your vote on our say-on-pay proposal, we ask that you consider the broader context of executive compensation for the year, the challenges faced during the year, and, most significantly, the performance at the end of fiscal 2020 and beyond.

We hope this letter has been helpful in providing additional context to our say-on-pay proposal. Thank you for your consideration and your continued support of AEO.

Jay L. Schottenstein

Executive Chairman of the Board and Chief Executive Officer

[1]

Based on the closing price of AEO’s common stock as listed on the New York Stock Exchange (“NYSE”) on May 26, 2020 ($9.53) compared to the closing price of AEO’s common stock as listed on the NYSE on May 26, 2021 ($35.17).

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